SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

MEDAREX, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDAREX, INC.

Notice of Annual Meeting of Shareholders

To Be Held May 19, 2004

To Our Shareholders:

The 2004 annual meeting of shareholders of Medarex, Inc. will be held at the Westin Princeton (at Forrestal Village), 201 Village Boulevard, Princeton, NJ 08540, on Wednesday, May 19, 2004 at 10:00 a.m. local time. The purpose of the meeting is to vote on the following matters:

1.	To elect two (2) Class III directors to hold office until the 2007 annual meeting;

2.	To ratify the selection by the Audit Committee of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004; and

3.	To transact any other business that may properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is March 22, 2004. Only Medarex, Inc. shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By order of the Board of Directors,

W. BRADFORD MIDDLEKAUFF Senior Vice President, General Counsel and Secretary

Princeton, New Jersey

April 9, 2004

Whether or not you expect to be personally present at the meeting, please be sure that the enclosed proxy card is properly completed, dated, signed and returned without delay in the enclosed envelope or follow the instructions set forth herein to submit your vote by proxy over the Internet or by telephone to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Any proxy may be revoked at any time before it is exercised by following the instructions set forth on pages 2 and 3 of the accompanying proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Medarex, Inc. to be held on Wednesday, May 19, 2004, beginning at 10:00 a.m. local time at the Westin Princeton (Forrestal Village), 201 Village Boulevard, Princeton, New Jersey, and any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about April 9, 2004.

INFORMATION ABOUT THE MEETING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Medarex, Inc. (sometimes referred to as the “Company” or “Medarex”) is soliciting your proxy to vote at the 2004 annual meeting of shareholders to be held on Wednesday, May 19, 2004. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your vote by proxy over the telephone or on the Internet.

On or about April 9, 2004, we will begin sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record as of the close of business on March 22, 2004, are entitled to vote at the meeting. On such date, there were 79,093,026 shares of our common stock outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: Shares Registered in Your Name

If, on March 22, 2004, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or follow the instructions below to submit your vote by proxy over the telephone or on the Internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on March 22, 2004, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What matters are to be voted upon at the annual meeting?

Two (2) proposals are scheduled for a vote:

•	Election of two (2) Class III directors; and

•	Ratification of the selection by the Audit Committee of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

As of the date of this Proxy Statement, these two (2) proposals are the only matters which we intend to present at the meeting. We do not know of any other business to be presented at the meeting. If other business is brought before the meeting, the persons named on the enclosed proxy card will vote according to their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors of Medarex (the “Board”) or you may withhold authority to vote for any nominee(s) you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, attend the annual meeting, and we will provide you with a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free (800) 293-8533 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 8:00 p.m., Eastern Daylight Time on Tuesday, May 18, 2004, to be counted.

•	To vote on the Internet, go to http://www.continentalstock.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 8:00 p.m., Eastern Daylight Time on Tuesday, May 18, 2004, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete, sign and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

Each share of common stock that you own as of March 22, 2004, entitles you to one vote on each matter voted upon at the annual meeting. On March 22, 2004, there were 79,093,026 shares of our common stock outstanding.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two (2) nominees for director, and “For” the ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. If you voted by telephone or the Internet you may also change your vote with a timely and valid later telephone or Internet vote, as the case may be. Attendance at the annual meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the annual meeting.

When are shareholder proposals due for the 2005 annual meeting of shareholders?

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the 2005 annual meeting of shareholders (the “2005 annual meeting”) may do so by following the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in the proxy materials, written shareholder proposals must be received by the Secretary of the Company no later than December 10, 2004.

If you wish to submit a proposal or director nomination for consideration at the 2005 annual meeting that is not to be included in next year’s proxy materials, you may do so by written notice, in the form specified in Article II of the Company’s Amended and Restated By-laws, delivered to or mailed and received at the principal offices of the Company not less than sixty (60) days (nor more than ninety (90) days) prior to the date of the 2005 annual meeting; provided, however, that in the event that shareholders are given less than seventy (70) days’ notice or prior public disclosure of the date of the 2005 annual meeting you may give written notice of the proposal or nomination not later than the close of business on the tenth (10th) day following the day on which notice of the 2005 annual meeting date was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Our 2005 annual meeting is scheduled for May 19, 2005, and, assuming this date does not change, written notice of a proposal to be presented directly at the 2005 annual meeting must be received by the Company no later than March 20, 2005. If a proposal is received after that date, then the notice is untimely, and we are not required to present such proposal at the 2005 annual meeting. All proposals should be sent to: Secretary, Medarex, Inc., 707 State Road, Princeton, New Jersey 08540.

What vote is required to approve each proposal?

Quorum:

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote, i.e., 39,546,514 shares, will constitute a quorum for the annual meeting. If fewer than this number are present at the annual meeting, no business can be conducted other than the adjournment of the meeting. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

Approval of the proposals:

Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting for approval.

The effect of broker non-votes:

Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), member brokers who hold shares in street name for customers have the authority to vote on certain “routine” items in the event that they have not received instructions from beneficial owners. When a proposal is not a “routine” matter and a brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares for that proposal. This is called a “broker non-vote.” The election of directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent auditors are considered “routine” matters. As a result, NYSE member brokers who do not receive instructions from their customers are entitled to vote on all proposals presented in this Proxy Statement.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. “Broker non-votes” have no effect and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote as follows:

•	“FOR” the election of Mr. Irwin Lerner and Dr. Julius Vida as Class III directors, each to serve as a director until the 2007 annual meeting of shareholders; and

•	“FOR” the ratification of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2004.

OWNERSHIP OF COMPANY STOCK

Medarex Stock Owned by Principal Shareholders and Management

The following table sets forth as of March 22, 2004, the number of shares and percentage of our common stock held by (i) each person who owns of record or who is known by us to “beneficially own” more than 5% of our common stock, (ii) each of our executive officers, directors and nominees, and (iii) all of our officers and directors as a group.

“Beneficial ownership” is broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. So, for example, a person “beneficially” owns our common stock not only if he or she holds it directly, but also if he or she indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), has (or shares) the power to vote the stock, or to sell it, or if he or she has the right to acquire it within 60 days.

	Beneficial Ownership(1)
Name and Address of Beneficial Owners†	Number of Shares	Percent of Total
Citigroup, Inc.(2) Citigroup Global Markets Holdings, Inc. Citigroup Financial Products, Inc. Salomon Brothers Asset Management, Inc. 399 Park Avenue New York, NY 10043	10,362,290	11.6%
Barclays Bank PLC(3) Barclays Global Investors, NA Barclays Global Fund Advisors 54 Lombard Street London, England EC3P 3AH	4,582,117	5.8%
Dr. Donald L. Drakeman(4)	1,633,772	2.0%
Dr. Michael W. Fanger(5)	886,144	1.1%
Dr. Nils Lonberg(6)	516,586	*
Irwin Lerner(7)	404,000	*
Christian S. Schade(8)	366,787	*
Charles R. Schaller(9)	269,274	*
Dr. Frederick B. Craves(10)	253,494	*
W. Bradford Middlekauff(11)	236,538	*
Dr. Ronald A. Pepin(12)	178,829	*
Dr. Julius A. Vida(13)	170,970	*
Dr. W. Leigh Thompson, Jr.(14)	162,000	*
Michael A. Appelbaum(15)	150,164	*
Dr. Geoffrey M. Nichol(16)	128,964	*
Dr. Ronald J. Saldarini(17)	78,000	*
All officers and directors as a group (14 persons)(18)	5,425,522	6.9%

(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 79,093,026 shares outstanding on March 22, 2004, adjusted as required by rules promulgated by the SEC.
(2)	Includes 10,362,290 shares issuable upon conversion of our convertible notes. Includes shares held by Citigroup Global Markets Holdings, Inc., Citigroup Financial Products, Inc. and Salomon Brothers Asset Management, Inc.

(3)	Includes 375,417 shares issuable upon conversion of our convertible notes.
(4)	Includes 30,000 shares held by Dr. Donald L. Drakeman’s wife, Dr. Lisa N. Drakeman, 278,000 shares issuable pursuant to options held by Dr. Lisa N. Drakeman, 43,072 shares held by Dr. Drakeman’s children and 119,342 shares held in two Grantor Retained Annuity Trusts of which Dr. Drakeman is the Trustee. Also includes 1,065,374 shares issuable pursuant to options and 300,828 phantom stock units.
(5)	Includes 134,000 shares issuable pursuant to options and 160,000 shares held by Dr. Fanger’s wife. Also includes 123,496 phantom stock units. Dr. Fanger resigned from our Board effective March 30, 2004.
(6)	Includes 437,332 shares issuable pursuant to options. Also includes 11,261 phantom stock units.
(7)	Includes 374,000 shares issuable pursuant to options.
(8)	Includes 346,249 shares issuable pursuant to options. Also includes 7,038 phantom stock units.
(9)	Includes 199,000 shares issuable pursuant to options.
(10)	Includes 111,894 shares held by BCC Acquisition I LLC. Dr. Craves disclaims beneficial ownership of such shares. Includes 131,600 shares issuable pursuant to options.
(11)	Includes 223,332 shares issuable pursuant to options. Also includes 10,206 phantom stock units.
(12)	Includes 167,291 shares issuable pursuant to options. Also includes 7,038 phantom stock units.
(13)	Includes 70,000 shares issuable pursuant to options. Also includes 330 shares held by Dr. Vida’s wife and 200 shares held by Dr. Vida’s son.
(14)	Includes 162,000 shares issuable pursuant to options.
(15)	Includes 80,846 shares issuable pursuant to options.
(16)	Includes 83,333 shares issuable pursuant to options and 10,000 shares of restricted stock. Also includes 5,631 phantom stock units.
(17)	Includes 78,000 shares issuable pursuant to options.
(18)	Includes 3,830,357 shares issuable pursuant to options, 10,000 shares of restricted stock and 465,498 phantom stock units.
*	Less than 1%.
†	Unless otherwise indicated, the business address of each beneficial owner is Medarex, Inc., 707 State Road, Princeton, New Jersey 08540.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors, executive officers and any persons holding ten percent (10%) or more of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report in this Proxy Statement any failure to file by these dates during 2003. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent (10%) beneficial owners were complied with except that, as a result of an administrative error on the part of the Company, one (1) report was filed late by Dr. Michael W. Fanger, a former member of the Company’s Board of Directors, to reflect the distribution of 10,291 shares of the Common Stock from the Company’s deferred compensation plan that occurred in February 2003. This transaction has subsequently been reported.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR Proposal 1.

Our Board of Directors is divided into three classes—Class I, Class II and Class III—in a manner providing for staggered three-year terms. That is, one class is elected at each annual meeting of shareholders to serve for a three-year term. The Board is currently comprised of eight (8) members. A director elected by the Board to fill a vacancy in a class shall serve until the next annual meeting and until the director’s successor is elected. This includes vacancies created by an increase in the number of directors.

At the annual meeting, the terms of our three (3) current Class III Directors, Irwin Lerner, Dr. Julius A. Vida and Dr. W. Leigh Thompson, are expiring. We have nominated Mr. Lerner and Dr. Vida to serve as a director for a new three-year term ending at the 2007 annual meeting of shareholders and until his successor is elected, or until the director’s death, resignation or removal. Dr. Thompson is retiring from the Board, and the Board is not nominating a successor to fill the resulting vacancy at this time. Each nominee listed below is currently a director of the Company and was elected by the shareholders of the Company.

Effective March 30, 2004, Dr. Michael W. Fanger, one of our Class II Directors, resigned as a member of the Board in order to become President and Chief Executive Officer, as well as a member of the board of directors, of one of our wholly owned subsidiaries, Celldex Therapeutics, Inc. (“Celldex”). We are in the process of preparing for a possible initial public offering of a portion of the common stock of Celldex. If the offering proceeds, we anticipate that we will continue to hold approximately 75% of the outstanding shares of common stock of Celldex.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The two (2) nominees receiving the highest number of affirmative votes will be elected. Unless you properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for a nominee, your votes will be cast FOR the election of each of the nominees, or FOR one or more substitute nominees recommended by the Board of Directors in the event that one or more of our nominees should become unavailable for election. Each person nominated for election has agreed to serve if elected.

The following is a brief biography of each nominee for election as a director and the five (5) directors whose terms of office extend beyond the annual meeting. Each of the nominees listed below is a current director of the Company who was previously elected by the shareholders of the Company.

Nominees for Election as Class III Directors—Terms Expiring at the 2007 Annual Meeting.

Irwin Lerner (age 73), Mr. Lerner has been a Director since September 8, 1995. On May 19, 1997, Mr. Lerner became Chairman of our Board of Directors. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and healthcare company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer of Hoffman-La Roche from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers’ Association, where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Business School. Mr. Lerner is also a director of Humana Inc., Covance, Inc., V.I. Technologies, Inc., Nektar Therapeutics, Inc. and Genmab A/S, all publicly traded healthcare companies.

Julius A. Vida, Ph.D. (age 75), Dr. Vida has been a Director since February 9, 1994. Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Company and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of

Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Orphan Medical, Inc., YM Biosciences, Inc., and Spectrum Pharmaceuticals, Inc., all publicly traded biopharmaceutical companies.

Incumbent Class II Directors—Terms Expiring at the 2005 Annual Meeting.

Michael A. Appelbaum (age 58), Mr. Appelbaum has been a Director since April 3, 1991. From July 29, 1991 until October 13, 2000, Mr. Appelbaum was our Executive Vice President, Finance and Administration, Treasurer and Chief Financial Officer. Mr. Appelbaum was our Executive Vice President until his retirement on December 31, 2003. Mr. Appelbaum, who has been employed as a certified public accountant with Ernst & Young LLP, is also an attorney. He is a graduate of Fairleigh Dickinson University and received a J.D. degree from Suffolk University School of Law.

Frederick B. Craves, Ph.D. (age 58), Dr. Craves has been a Director since August 4, 1998. Dr. Craves is a founder and principal of Bay City Capital (BCC). He also chairs BCC’s Executive Committee and serves on its Board of Directors. Prior to founding BCC, Dr. Craves spent more than 20 years leading and managing biotechnology and pharmaceutical companies. He was an Executive Vice President of Schering Berlin, Inc. and Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization. He was also the founding Chairman of the Board and Chief Executive Officer of Codon, Inc. and the co-founder of Creative Biomolecules, Inc. Dr. Craves received a Ph.D. in Pharmacology and Toxicology from the University of California, San Francisco, and a B.S. in Biology from Georgetown University. Currently, Dr. Craves is Chairman of the Board of Epoch BioSciences, Inc., and he is on the board of directors of Incyte Corporation and NeoRx Corporation., all publicly traded biopharmaceutical companies.

Incumbent Class I Directors—Terms Expiring at the 2006 Annual Meeting.

Donald L. Drakeman, Ph.D. (age 50), Dr. Drakeman has been our President, Chief Executive Officer and a Director since our inception in 1987. Dr. Drakeman is a graduate of Dartmouth College and received a J.D. degree from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University, where he has served as a member of the faculty.

Ronald J. Saldarini, Ph.D. (age 64), Dr. Saldarini has been a Director since May 23, 2001. Dr. Saldarini was the President of Wyeth Lederle Vaccines and Pediatrics, a division of American Home Products Corporation, from January 1995 until his retirement in June 1999. Dr. Saldarini is currently an associate with Naimark and Associates, a consulting firm which provides services to the healthcare industry, has served on several Institute of Medicine committees of the National Academy of Sciences Institute of Medicine and is a consultant to the Malaria Vaccine Initiative. He was also a member of the National Vaccine Advisory Committee and the National Advisory Commission on Childhood Vaccines. Dr. Saldarini is a graduate of Drew University and received a Ph.D. degree in Biochemistry and Physiology from the University of Kansas.

Charles R. Schaller (age 68), Mr. Schaller has been a Director since our inception in 1987, and was Chairman of our Board of Directors from our inception until May 18, 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a publicly traded U.S. manufacturer of photovoltaic products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School.

Independence of the Board

As required under The NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s General Counsel as well as its outside legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Drakeman, the President and CEO of the Company, and Mr. Appelbaum, who was an Executive Vice-President of the Company until his retirement in December 2003.

Information Regarding the Board and its Committees

As required under new NASDAQ listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

The Board has established the following permanent committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee and a Conflict of Interest Committee. The following table provides membership and meeting information for fiscal 2003 for each of these Board committees:

Director	Audit Committee		Compensation and Organization Committee		Nominating and Corporate Governance Committee		Conflict of Interest Committee
Michael A. Appelbaum
Frederick B. Craves
Donald L. Drakeman
Michael W. Fanger♦	*
Irwin Lerner	*	*	*	*	*
Ronald J. Saldarini	*				*	*
Charles R. Schaller	*		*				*
W. Leigh Thompson†					*
Julius A. Vida			*				*	*

*	Member
**	Chair
†	Retiring effective as of the date of the Company’s 2004 annual meeting.
♦	Resigned effective March 30, 2004.

Below is a description of each of these committees of the Board. Each of the committees has authority to engage outside legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board annually reviews the NASDAQ listing standards definition of independence for committee members and has determined that all members of each committee are independent within the meaning of the applicable NASDAQ listing standards.

Audit Committee

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting process and assists the Board in fulfilling its oversight responsibility to the shareholders and others relating to:

•	The integrity of the Company’s financial statements and the financial reporting process;

•	The systems of internal accounting and financial controls;

•	The performance of the Company’s independent auditors;

•	The annual independent audit of the Company’s financial statements; and

•	The independent auditors’ qualifications and independence.

In connection with this oversight role, the Audit Committee performs several functions, including, among other things:

•	Determining and approving the engagement of the independent auditors;

•	Evaluating the qualifications, performance and independence of the independent auditors;

•	Monitoring the rotation of partners of the independent auditors on the Company engagement team as required by law;

•	Determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	Reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	Discussing with management and the independent auditors the adequacy and effectiveness of the Company’s internal controls over financial reporting;

•	Establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Reviewing the financial statements to be included in the Company’s Annual Report on Form 10-K; and

•	Discussing with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements.

The Audit Committee operates under a revised charter adopted by the Board on January 23, 2004, a copy of which is attached hereto as Appendix A. The Audit Committee held five (5) meetings in 2003.

Under its charter, the Audit Committee must have at least three (3) members, all of whom must satisfy the independence requirements of the SEC and NASDAQ applicable to audit committee members as in effect from time to time.

The Board has determined that Mr. Lerner qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Lerner’s level of knowledge and experience based on a number of factors, including his formal education, experience as a chief executive officer for a major pharmaceutical company and activities with respect to other publicly traded companies.

Compensation and Organization Committee

On April 7, 2003, the Board merged the Compensation Committee and the Stock Option Committee into a new, combined Compensation and Organization Committee. The Compensation and Organization Committee reviews and approves the compensation for senior management, as well as compensation strategy and compensation policies for the Company. To implement its responsibilities, the Compensation and Organization Committee:

•	Reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers;

•	Reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer;

•	Administers the Company’s stock option and purchase plans, stock bonus plans, deferred compensation plans and other similar programs; and

•	Reviews and determines the officers, employees and consultants to whom stock options should be granted, the number of options and the option price.

Under its charter, the Compensation and Organization Committee must have at least three (3) members, all of whom satisfy the independence requirements of the SEC and NASDAQ applicable to compensation committee members as in effect from time to time.

Prior to the merger on April 7, 2003, the functions of the Company’s Compensation Committee were to review and determine salaries, bonuses and other special awards of compensation and benefits for officers and other employees, and the functions of the Stock Option Committee were to review and determine officers, employees and consultants to whom stock options and other equity based awards were to be granted, the number of such awards and the price to be paid in connection therewith.

In 2003, prior to the creation of the Compensation and Organization Committee, the Compensation Committee was comprised of Mr. Lerner (Chair), Mr. Schaller and Dr. Vida and held one (1) meeting. In 2003, prior to the creation of the Compensation and Organization Committee, the Stock Option Committee was comprised of Mr. Lerner (Chair) and Dr. Fanger and acted one (1) time in connection with the granting of stock options and other stock based awards under the Company’s stock option plans to existing employees and directors and acted three (3) times in connection with option and stock grants to new employees.

After April 7, 2003, the Compensation and Organization Committee held two (2) meetings in 2003 and acted eighteen (18) times in connection with option and stock grants to employees and directors.

Nominating and Corporate Governance Committee

On April 7, 2003, the Board established the Nominating and Corporate Governance Committee (the “Governance Committee”). In order to fulfill its obligations, the Governance Committee has the full power and authority to:

•	Propose policies on the size and composition of the Board;

•	Establish criteria for membership on the Board and on Board committees;

•	Identify, evaluate and recommend qualified candidates for service on the Board, including any shareholder recommendations;

•	Maintain an orientation program for new directors and a continuing education program for all directors;

•	Evaluate, review and consider whether to recommend to the Board the nomination, upon conclusion of their terms, of existing directors for re-election to the Board;

•	Evaluate at least annually the size, performance, authority, operations, charter and composition of each standing Board committee and the performance of each committee member and recommend to the Board any changes considered appropriate in the size, authority, operations, charter, or composition of each committee;

•	Review and consider whether to recommend to the Board the continued service of a director in the event (i) an employee director’s employment with the Company is terminated or (ii) a non-employee director changes his or her primary job responsibility or primary employer since the director’s most recent election to the Board;

•	Establish a process for the periodic review and assessment of the performance of the Board and Board committees;

•	Consider and assess periodically the independence of directors;

•	Review and make recommendations to the Board regarding proposals submitted by shareholders that relate to corporate governance matters;

•	Review with management and the Board the adequacy of the Company’s Standards of Integrity and any other Company codes of ethics;

•	Recommend to the Board the establishment of special committees;

•	Periodically review, discuss and assess the performance of the Governance Committee; and

•	Review, every three years, the Company’s Shareholder Rights Plan.

Our Governance Committee charter can be found on our corporate website at http://www.medarex.com/Investor/Corporate.htm. The Governance Committee held two (2) meetings in 2003.

Director Nomination Process.    The Company’s policy regarding director nominations (available on the Company’s website at http://www.medarex.com/Investor/Corporate.htm) describes the procedures for recommending candidates and provides that candidates for the Board should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Under its charter, the Governance Committee evaluates all such candidates and makes recommendations to the Board.

In considering potential candidates, the Governance Committee also considers factors such as whether or not a potential candidate: (1) possesses relevant expertise upon which to be able to offer advice and guidance to management; (2) has sufficient time to devote to the affairs of the Company; (3) has demonstrated excellence in his or her field; (4) has the ability to exercise sound business judgment; and (5) has the commitment to rigorously represent the long-term interests of the Company’s shareholders. The Governance Committee retains the right to modify these factors from time to time.

Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of an incumbent director whose term of office is set to expire, the Governance Committee reviews such director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance. In the case of a new director candidate, the Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, and the Governance Committee elects to fill such vacancies, the Governance Committee may consider various potential candidates for director which may come to the Governance Committee’s attention through current Board members, professional search firms, shareholders or other persons. These candidates may be evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year.

The Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures set forth in the Company’s Policy Regarding Director Nominations available on the Company’s website at the address set forth above.

Candidates recommended by the Company’s shareholders shall be evaluated on the same basis as candidates recommended by the Company’s directors, officers, third party search firms or other sources. The Governance Committee may also consider whether to support the nomination of any person nominated for election to the Board by a shareholder pursuant to the provisions of the Company’s by-laws relating to shareholder nominations. During the past fiscal year, the Governance Committee did not receive a director nominee by a shareholder or a group of shareholders totaling more than 5% of our voting stock and the Company did not pay a fee to or engage any third party search firm or other source to identify and evaluate nominees for directors.

Conflict of Interest Committee

The Conflict of Interest Committee reviews and approves or disapproves, as the case may be, certain transactions involving conflicts of interest in accordance with the terms of the Company’s Conflict of Interest Policy. Prior to April 7, 2003, Dr. Vida and Mr. Appelbaum were the members of the Conflict of Interest Committee. After that date, Dr. Vida and Mr. Schaller were the members of the Conflict of Interest Committee. The Conflict of Interest Committee operates under a charter adopted by the Board on April 7, 2003. The Conflict of Interest Committee held seven (7) meetings in 2003.

Board Meetings, Attendance of Directors and other Matters

Our Board held seven (7) meetings in 2003. During 2003, each of the directors attended 75% or more of the total meetings of the Board and the respective committees on which he served. It is the policy of the Board to meet in executive session without the presence of management at the end of each regularly scheduled meeting. The Board has the express authority to hire its own legal, accounting and other advisors. Recognizing that director attendance at the Company’s annual meeting can provide shareholders with an opportunity to communicate with directors about issues affecting the Company, the Company actively encourages its directors to attend the annual meeting of shareholders. All directors attended the Company’s 2003 annual meeting of shareholders.

Shareholder Communications with the Board

The Governance Committee has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders and other interested persons may communicate with members of the Board by either (1) sending an e-mail to boardofdirectors@medarex.com or (2) sending written correspondence to: Medarex Board of Directors, c/o Office of the General Counsel, Medarex, Inc., 707 State Road, Princeton, New Jersey 08540. The e-mail or mailing envelope must contain a clear notation indicating that the communication is a “Shareholder/Board Communication.” Persons sending such communications are encouraged to identify themselves, so that a response may be provided, if appropriate. In addition, the communication must clearly identify whether or not the author is a shareholder of the Company and must clearly state whether the intended recipients are all of the members of the Board or just certain specified individual directors. Further details and the full text of this process can be found at http://www.medarex.com/Investor/Corporate.htm.

Standards of Integrity

The Company has adopted Standards of Integrity that apply to all officers, directors and employees of Medarex, Inc. A copy of our Standards of Integrity is available on our website at http://www.medarex.com/Investor/Corporate.htm. The Standards of Integrity sets forth a written code of ethics and business conduct that all officers, directors and employees of the Company are required to adhere to in addressing the legal and ethical issues encountered in conducting their work. The Standards of Integrity require that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Integrity. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. If the Company makes any substantive amendments to the Standards of Integrity or grants any waiver from a provision of the Standards of Integrity to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee’s responsibilities are set forth in the Audit Committee Charter, attached as Appendix A to this Proxy Statement. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s 2003 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant estimates and judgments as well as the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee held five (5) meetings in 2003. The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ernst & Young LLP without the presence of the Company’s management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Audit Committee

Irwin Lerner, Chair

Dr. Michael W. Fanger

Ronald J. Saldarini

Charles R. Schaller

Compensation of Directors

On July 24, 2003, we adopted the following revised compensation arrangements for Board members:

•	an annual option grant of 14,000 shares of common stock for each Board member, other than the Chief Executive Officer of the Company;

•	an annual option grant of an additional 14,000 of common stock for our Chairman of the Board;

•	an annual retainer of $20,000 for each Board member, other than directors who are also employees of the Company;

•	an additional annual retainer of $20,000 for our Chairman of the Board;

•	meeting fees of $1,500 for each in-person Board meeting and $1,000 for each telephonic Board meeting;

•	an annual retainer of $4,000 for service on the Audit Committee, with an additional payment of $5,000 for service as Chairman of the Audit Committee; and

•	an annual retainer of $3,000 for service on each of the other standing committees of our Board.

In 2003, the total compensation paid to non-employee directors was approximately $250,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. During 2003, the Company granted options covering 14,000 shares to each director of the Company other than the Chief Executive Officer (in one case to an affiliate of a non-employee director), at an exercise price per share of $5.59 representing fair market value on the date of grant. During 2003, no director received any other compensation for services rendered to us as a director.

Executive Officers

The following table sets forth certain information regarding our executive officers as of December 31, 2003:

Name	Age	Position
Dr. Donald L. Drakeman	50	President and Chief Executive Officer
Michael A. Appelbaum	58	Executive Vice President[1]
Christian S. Schade	43	Senior Vice President, Finance and Administration, and Chief Financial Officer
Dr. Nils Lonberg	48	Senior Vice President and Scientific Director
W. Bradford Middlekauff	42	Senior Vice President, General Counsel and Secretary
Dr. Ronald A. Pepin	48	Senior Vice President, Business Development
Dr. Geoffrey M. Nichol	49	Senior Vice President, Product Development

[1]	Mr.Appelbaum retired from employment with Medarex, effective December 31, 2003.

Set forth below is certain information concerning our executive officers who are not also directors:

Christian S. Schade, Mr. Schade is our Senior Vice President, Finance and Administration, and Chief Financial Officer. Mr. Schade joined us in October 2000. Prior to joining us, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade was employed by Merrill Lynch from March 1992 until October 2000 and was involved in Merrill Lynch’s international capital markets and corporate funding groups. Mr. Schade is a graduate of Princeton University and received an M.B.A. degree from the Wharton School of the University of Pennsylvania.

Nils Lonberg, Ph.D., Dr. Lonberg is our Senior Vice President and Scientific Director. Dr. Lonberg joined GenPharm International, Inc. in 1990 as a Senior Scientist and was promoted to Director, Molecular Biology in 1994. Mr. Lonberg joined us on October 21, 1997, upon our acquisition of GenPharm. Prior to joining GenPharm, Dr. Lonberg was a Post-Doctoral Fellow at Memorial Sloan-Kettering Cancer Center in New York, New York. He received a Ph.D. in Biochemistry and Molecular Biology from Harvard University.

W. Bradford Middlekauff, Mr. Middlekauff is our Senior Vice President, General Counsel and Secretary. Mr. Middlekauff joined us in March 2000. Prior to joining us, Mr. Middlekauff was Vice President, Business Development and General Counsel at Algos Pharmaceutical Corporation from August 1998 until February 2000. From September 1993 until July 1998, Mr. Middlekauff was an associate with the law firm of Cooley Godward LLP, where he advised life science companies on business and legal aspects of research and development, corporate partnering and licensing, product commercialization and corporate financing. Mr. Middlekauff is a graduate of Brown University and received a J.D. degree from Yale Law School.

Ronald A. Pepin, Ph.D., Dr. Pepin is our Senior Vice President, Business Development. Dr. Pepin joined us in August 2000 as Vice President, Business Development. Prior to joining us, Dr. Pepin was Executive Director, External Science and Technology at the Bristol-Myers Squibb Company. Dr. Pepin was employed by Bristol-Myers Squibb from March 1990 until July 2000 and was responsible for the licensing of new technologies and establishing research collaborations. Dr. Pepin is a graduate of Tufts University and received a Ph.D. in Molecular Genetics from Georgetown University.

Geoffrey M. Nichol, M.D., M.B.A., Dr. Nichol is our Senior Vice President, Product Development. Dr. Nichol joined us in September 2002. Prior to joining us, Dr. Nichol was with SmithKline Beecham Pharmaceutical (currently GlaxoSmithKline), as a Clinical Research Physician from December 1989 through January 1996. In February 1996, Dr. Nichol joined Novartis Pharmaceuticals as Vice President Pulmonology, Arthritis and HRT in Clinical Research and Development and subsequently led U.S. Medical Affairs and Global Project Management for Novartis. Dr. Nichol received his medical degree from Otago University Medical School in New Zealand and practiced pulmonary/internal medicine in New Zealand, Australia and at the Brompton Hospital and National Heart and Lung Institute in London, England. Dr. Nichol also received an M.B.A. degree from Warwick University in the United Kingdom.

Compensation of Executive Officers

Report of the Compensation and Organization Committee on Executive Compensation.

The Report of the Compensation and Organization Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of or under the Exchange Act, except to the extent that we specifically incorporate this Report by reference therein.

Compensation Philosophy and Policies.    Our fundamental executive compensation philosophy is to enable us to attract and retain key executive personnel and to motivate those executives to achieve our objectives. We are still in the research and development phase and have not yet achieved profitability; therefore, some of the traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Accordingly, assessment of each executive’s performance is based on attainment of his or her specific personal objectives in light of our overall annual strategic goals. Among other things, we examine three (3) specific areas in formulating the compensation packages of our executive officers. These areas, followed by specific inquiries made by the Compensation and Organization Committee within such areas, are as follows:

Our Company’s Performance:

•	The extent to which our key research, clinical, product manufacturing, business development and financial objectives have been met during the preceding fiscal year.

•	The development, acquisition and licensing of key technology.

•	Our achievement of certain milestones, whether specified in agreements with third party collaborators or determined internally.

•	Accessing capital to fund our research, development, operations and other business activities.

Executive Performance:

•	An executive’s involvement in and responsibility for the development and implementation of strategic plans and the attainment of our strategic and operating objectives, along with achievement of agreed upon personal objectives.

•	The participation by an executive in the relationship between us and the investment community.

•	The involvement of an executive in personnel recruitment, retention and morale.

•	The responsibility of the executive in working within operating budgets, controlling costs and other aspects of expense management.

Other Factors:

We consider the necessity of being competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance. In addition, we consider the need to provide reasonable incentives to management based on performance, independent of market conditions that may be beyond our control.

Each executive officer’s compensation package is reviewed annually and is comprised of some or all of the following components: base salary, cash or stock bonuses, restricted stock, deferred stock awards and stock options. In addition to these components, executive officers generally are eligible to participate in all employee benefit programs generally available to all of our other employees.

Base Salary.    In setting the base salary levels for each executive officer, we review surveys and other available information on the base salaries of executive officers in comparable positions at other biotechnology companies. Factors considered include, but are not limited to, company size, stage of development of a company’s products and geographic location. We also consider the individual experience level and actual performance of each executive officer in light of our needs and objectives.

Bonus Awards.    We do not have formal incentive or bonus plans for our executives. As part of the review and setting of annual compensation, annual cash or stock bonuses tied to the achievement of certain specific personal and corporate objectives and milestones have, to date, been awarded to all of our executive officers. Awards have been, and are expected to continue to be, based on our attainment of annual milestones and accomplishments identified by the Board of Directors and are granted at the discretion of the Compensation and Organization Committee.

Stock Option Plans.    Subject to the terms of our stock option plans (the “Plans”), the Compensation and Organization Committee has the authority to determine all terms and provisions under which awards are granted under the Plans, including the individuals to whom such awards may be granted. The Plans may be amended by our shareholders. They may also be amended by the Board without approval by the shareholders except to the extent that shareholders’ approval is required to ensure favorable tax treatment for incentive stock options or to ensure qualification of the Plans under federal securities laws. Awards generally vest at various times in excess of six months from their date of grant and are intended as incentive and motivation for our executive officers, as well as to align the interest of those officers more closely with those of our shareholders in advancing corporate objectives. All of our executive officers have been granted awards under the Plans.

In addition to incentive stock options granted under the Plans, the Compensation and Organization Committee also has the authority to grant, at its discretion, non-qualified options as well as other stock-based awards such as restricted stock or deferred stock to certain individuals, including executive officers. To date, non-qualified options have been granted to all of our executive officers. Awards of restricted stock have also been granted under the Plans. All options granted under the Plans were granted with exercise prices equal to or greater than the fair market value of our common stock on the date of grant.

Stock Option Exchange Offer.    In January 2003, the Company’s Board of Directors approved a stock option exchange program. Under this program, “eligible employees” and “eligible officers” were given the opportunity to cancel one or more stock options previously granted to them in exchange for new stock options to be granted at least six months and one day from the date the old options were cancelled, provided that the individual was still employed by the Company on such date (the “new grant date”). “Eligible officers” referred to executive officers (excluding the President and Chief Executive Officer and the Executive Vice President) who were not members of the Board of Directors and who held options to purchase the Company’s stock with an exercise price of $25.00 per share or more. The participation deadline for the program was March 7, 2003. The number of shares subject to the new options was determined based on the old options’ exercise price. Specifically, if the exercise price of the old options was $25.00 per share or higher, then the exchange ratio was equal to 0.50 of a share. See “Option Repricing Information” on page 33 for information relating to executive officers who participated in the stock option exchange program.

Deferred Compensation Program.    In accordance with the terms of the Company’s deferred compensation program under its 2001 Stock Option Plan, each of the Company’s executive officers elected to have a portion of their 2003 bonus, which was otherwise payable in cash, converted to restricted stock units representing shares of the Company’s common stock. Participants in the program could elect to defer up to 50% of their respective bonuses. The number of restricted stock units awarded upon such conversion was determined by dividing (i) the amount of the bonus to be converted by (ii) the fair market value of the Company’s common stock on the grant date. Participants in the deferred compensation program elected to defer receipt of the common stock portion of their bonuses until the earlier of three years from the grant date or the participant’s termination from the Company. The bonus portion deferred by each of the participants is matched by the Company and 25% of the match vested as of the grant date. So long as a participant remains employed by the Company, an additional 25% of the Company’s matching contribution vests on each anniversary of the grant date for the next three years. All benefits under the program are distributed in a single payment and will be paid exclusively in the form of shares of the Company’s common stock. The Company’s matching contribution was approximately $0.1 million for the year ended December 31, 2003.

Compensation of the Chief Executive Officer.    Effective as of July 1, 2003, Dr. Donald L. Drakeman’s annual base salary was $760,000, an increase of approximately 10% from 2002. The increase in Dr. Drakeman’s base salary was determined in accordance with the criteria outlined above, the Compensation and Organization Committee’s evaluation of the Company’s overall performance, as well as Dr. Drakeman’s individual performance. Also, in March 2004, Dr. Drakeman was awarded a cash bonus of $570,000 (of which Dr. Drakeman elected to defer $285,000 pursuant to the above described deferred compensation program) based upon the evaluation by the Compensation and Organization Committee of the achievement of specific strategic milestones set by the Compensation and Organization Committee in connection with the review of Dr. Drakeman’s compensation for 2003. In addition to the above compensation, Dr. Drakeman received stock option grants totaling 607,000 shares during 2003. These grants were made to Dr. Drakeman and appropriate awards were made to other key employees to ensure the retention of our management.

Based on its evaluation of Dr. Drakeman’s performance, the Compensation and Organization Committee believes that Dr. Drakeman’s compensation level is appropriate and in line with his peers in the industry.

Deductibility of Compensation Expenses.    Current U.S. tax law has a $1 million annual tax deduction limit on compensation we pay to our Chief Executive Officer and our four other most highly compensated executive officers. The limit does not apply to “performance-based” compensation (as defined under the United States Tax Code and related regulations). Compensation is performance-based if we can pay it only if objective pre-established performance criteria set by the Compensation and Organization Committee are met. The Compensation and Organization Committee may use its discretion to set actual compensation below the maximum amount calculated by application of our performance criteria.

The Compensation and Organization Committee’s general policy is to structure compensation programs that allow us to fully deduct the compensation under the above described one million dollar ($1,000,000) cap rules. The Compensation and Organization Committee also believes that we need flexibility to meet our incentive and retention objectives, even if we may not deduct all compensation.

The Compensation and Organization Committee

Irwin Lerner, Chair

Charles R. Schaller

Dr. Julius A. Vida

Compensation and Organization Committee Interlocks and Insider Participation

All members of the Compensation and Organization Committee are independent directors under the new NASDAQ listing standards. No Compensation and Organization Committee interlocks exist between us and any other entity.

Executive Compensation Tables

Summary Compensation Table.    The following Summary Compensation Table provides the annual and long-term compensation paid to our chief executive officer, Dr. Donald L. Drakeman, and our four (4) most highly paid executive officers other than Dr. Drakeman for the years ended December 31, 2003, 2002 and 2001.

						Long Term Compensation					All Other Compensation(4)
	Annual Compensation					Restricted Stock Awards(2)		Stock Option/ SARs(3)	Long Term Incentive Payouts

Name and Principal Position	Year	Salary		Bonus(1)
Donald L. Drakeman President and Chief Executive Officer	2003 2002 2001	$723,385 641,583 500,635		$285,000 200,000 480,000	(i)	$366,262 8,083 269,350	(A) (A) (A)	607,000 300,000 520,000	$	— — —	$4,000 4,000 1,566,123	(5)

Christian S. Schade Senior Vice President, Finance and Administration, and Chief Financial Officer	2003 2002 2001	419,077 380,077 345,288		160,000 120,000 200,000	(ii)	90,287 18,173 74,550	(B) (B) (B)	365,000 250,000 130,000		— — —	4,000 4,000 188,417	(6)

Geoffrey M. Nichol Senior Vice President, Product Development	2003 2002	334,077 315,000	(7)	120,000 90,000	(iii)	144,900 —	(C) (C)	200,000 200,000		— —	4,000 —

Nils Lonberg Senior Vice President and Scientific Director	2003 2002 2001	334,077 296,154 265,481		80,000 120,000 150,000	(iv)	110,012 8,093 19,350	(D) (D) (D)	225,000 200,000 150,000		— — —	4,000 4,000 3,400

W. Bradford Middlekauff Senior Vice President, General Counsel and Secretary	2003 2002 2001	316,462 278,577 246,010		72,500 88,500 140,000	(v)	93,630 14,610 —	(E) (E)	265,000 200,000 150,000		— — —	4,000 4,000 3,400

(1)	A portion of each of the named executive officer’s cash compensation for each year shown was paid (after deferral) in the first quarter of the year following the year shown and is reported in this table as bonus. In 2004, a deferred compensation program was established under the Company’s 2001 Stock Option Plan allowing executives to defer a portion of their bonus. The deferred portion, which was otherwise payable in cash, was converted to restricted stock units that the Company is required to match. Under the terms of the program, 25% of the Company’s matching portion vested as of the grant date. So long as the executive officer remains employed by the Company, an additional 25% vests on each anniversary of the grant date for the next three years. Each restricted stock unit represents one share of the Company’s common stock. All benefits under the deferred compensation program are distributed in a single payment and are payable only in shares of the Company’s common stock.
(i)	elected to defer 50% of his total bonus or $285,000.
(ii)	elected to defer 24% of his total bonus or $50,000.
(iii)	elected to defer 25% of his total bonus or $40,000.
(iv)	elected to defer 50% of his total bonus or $80,000.
(v)	elected to defer 50% of his total bonus or $72,500.
(2)	We have never paid dividends on our common stock and therefore do not anticipate paying dividends on our restricted stock.
(A)

On April 4, 2001, Dr. Drakeman received a stock bonus of 20,000 shares of common stock with an aggregate value of $250,000, based on the fair market value of $12.50 per share on the date of grant. On September 19, 2001, Dr. Drakeman was granted a restricted stock award under our plans of 4,500 shares of common stock, of which the restrictions on 1,500 shares lapsed immediately with an aggregate value of $19,350, based on the fair market value of our common stock of $12.90 per share on the date of grant. On September 19, 2002, the restrictions on an additional 1,500 shares lapsed with an aggregate value of $8,093, based on the fair market value of our common stock of $5.395 per share on that date. On September 19, 2003, the restrictions on the remaining 1,500 shares lapsed with an aggregate value of $10,012 based on the fair market value of our common stock of $6.675 per share on that date. In connection with a deferred compensation program established under the Company’s 2001 Stock Option Plan, on March 2, 2004, Dr. Drakeman was awarded a total of 64,190 restricted stock units, of which 32,095 units represented the fair market value of the deferred portion ($285,000) of Dr. Drakeman’s 2003 bonus and are fully vested. As part of this deferred compensation program, the remaining 32,095 restricted stock units awarded to Dr. Drakeman represented a Company match and vest as follows: 25% on the grant date and 25% on each of the 1st, 2nd and 3rd anniversary dates. A total of 40,118 restricted stock units valued at $356,250 vested on March 2, 2004. The remaining 24,072 restricted stock units will vest on March 2, 2005 (8,024 units), March 2, 2006 (8,024 units) and March 2, 2007 (8,024 units). The value of the remaining 24,072 restricted stock units is $149,969, based on the closing price of our common stock of $6.23 on December 31, 2003.

(B)	On October 13, 2000, Mr. Schade was granted a restricted stock award under our plans of 9,000 shares of our common stock with an aggregate value of $425,520, based on the fair market value of $47.28 per share on the date of grant. The restrictions with respect to 3,000 of these shares lapsed on October 13, 2001, with an aggregate market value of $57,120, based upon the fair market value of our common stock of $19.04 per share on that date. The restrictions on an additional 3,000 shares lapsed on October 13, 2002, with an aggregate value of $10,080, based upon the fair market value of our common stock of $3.36 per share on that date. The restrictions on the remaining 3,000 shares lapsed on October 13, 2003, with an aggregate value of $17,775, based upon the fair market value of our common stock of $5.925 per share on that date. On September 19, 2001, Mr. Schade was granted a restricted stock award under our plans of 4,500 shares of common stock, of which 1,500 shares lapsed immediately with an aggregate value of $19,350, based on the fair market value of $12.90 per share on the date of grant. The restrictions on an additional 1,500 shares lapsed on September 19, 2002, with an aggregate value of $8,093, based upon the fair market value of our common stock of $5.395 per share on that date. The restrictions on the remaining 1,500 shares of restricted stock lapsed on September 19, 2003, with an aggregate value of $10,012 based on the fair market value of our common stock of $6.675 per share on that date. In connection with a deferred compensation program established under the Company’s 2001 Stock Option Plan, on March 2, 2004, Mr. Schade was awarded a total of 11,262 restricted stock units, of which 5,631 units represented the fair market value of the deferred portion ($50,000) of Mr. Schade’s 2003 bonus and are fully vested. As part of this deferred compensation program, the remaining 5,631 restricted stock units awarded to Mr. Schade represented a Company match and vest as follows: 25% on the grant date and 25% on each of the 1st, 2nd and 3rd anniversary dates. A total of 7,038 restricted stock units valued at $62,500 vested on March 2, 2004. The remaining 4,224 restricted stock units will vest on March 2, 2005 (1,408 units), March 2, 2006 (1,408 units) and March 2, 2007 (1,408 units). The value of the remaining 4,224 restricted stock units is $26,316, based on the closing price of our common stock of $6.23 on December 31, 2003.
(C)

On September 9, 2002, Dr. Nichol was granted a restricted stock award under our plans of 40,000 shares of common stock with an aggregate value of $209,800, based on the fair market value of our common stock of $5.245 per share on the date of grant. The restrictions with respect to 20,000 shares lapsed on May 21, 2003, with an aggregate value of $94,900, based on the fair market value of our common stock of $4.745 per share on that date. The restrictions on the remaining 20,000 shares of restricted stock will lapse in two equal installments of 10,000 shares each on May 21, 2004 and 2005, respectively. The value of these remaining restricted shares is $125,000, based upon the fair market value of our common stock of $6.275 per share on December 31, 2003. In connection with a deferred compensation program established under the Company’s 2001 Stock Option Plan, on March 2, 2004, Dr. Nichol was awarded a total of 9,010 restricted stock units, of which 4,505 units represented the fair market value of the deferred portion ($40,000) of Dr. Nichol’s 2003 bonus and are fully vested. As part of this deferred compensation program, the remaining 4,505 restricted stock units awarded to Dr. Nichol represented a Company match and vest as follows: 25% on the grant date and 25% on each of the 1st, 2nd and 3rd anniversary dates. A total of 5,631 restricted stock units valued at $50,000 vested on March 2, 2004. The remaining 3,379 restricted stock units will vest on March 2, 2005 (1,126 units),

March 2, 2006 (1,126 units) and March 2, 2007 (1,127 units). The value of the remaining 3,379 restricted stock units is $21,051, based on the closing price of our common stock of $6.23 on December 31, 2003.

(D)	On September 19, 2001, Dr. Lonberg was granted a restricted stock award under our plans of 4,500 shares of common stock, of which the restrictions on the 1,500 shares lapsed immediately with an aggregate value of $19,350, based on the fair market value of our common stock of $12.90 per share on the date of grant. The restrictions on an additional 1,500 shares lapsed on September 19, 2002, with an aggregate value of $8,093, based upon the fair market value of our common stock of $5.395 per share on that date. The restrictions on the remaining 1,500 shares of restricted stock lapsed on September 19, 2003, with an aggregate value of $10,012, based on the fair market value of our common stock of $6.675 per share on that date. In connection with a deferred compensation program established under the Company’s 2001 Stock Option Plan, on March 2, 2004, Dr. Lonberg was awarded a total of 18,018 restricted stock units, of which 9,009 units represented the fair market value of the deferred portion ($80,000) of Dr. Lonberg’s 2003 bonus and are fully vested. As part of this deferred compensation program, the remaining 4,505 restricted stock units awarded to Dr. Lonberg represented a Company match and vest as follows: 25% on the grant date and 25% on each of the 1st, 2nd and 3rd anniversary dates. A total of 11,261 restricted stock units valued at $100,000 vested on March 2, 2004. The remaining 6,757 restricted stock units will vest on March 2, 2005 (2,252 units), March 2, 2006 (2,252 units) and March 2, 2007 (2,253 units). The value of the remaining 6,757 restricted stock units is $42,096, based on the closing price of our common stock of $6.23 on December 31, 2003.
(E)	On February 19, 2002, Mr. Middlekauff was granted a restricted stock award under our plans of 3,000 shares of common stock, of which 1,000 shares lapsed immediately with an aggregate value of $14,610, based on the fair market value of our common stock of $14.61 per share on the date of grant. The restrictions on an additional 1,000 shares lapsed on February 19, 2003, with an aggregate value of $3,005, based upon the fair market value of $3.005 per share on that date. The restrictions on the remaining 1,000 shares lapsed on February 19, 2004, with an aggregate value of $8,825, based on the fair market value of our common stock of $8.825 per share on that date. In connection with a deferred compensation program established under the Company’s 2001 Stock Option Plan, on March 2, 2004, Mr. Middlekauff was awarded a total of 16,328 restricted stock units, of which 8,164 units represented the fair market value of the deferred portion ($72,500) of Mr. Middlekauff’s 2003 bonus and are fully vested. As part of this deferred compensation program, the remaining 8,164 restricted stock units awarded to Mr. Middlekauff represented a Company match and vest as follows: 25% on the grant date and 25% on each of the 1st, 2nd and 3rd anniversary dates. A total of 10,206 restricted stock units valued at $90,625 vested on March 2, 2004. The remaining 6,122 restricted stock units will vest on March 2, 2005 (2,040 units), March 2, 2006 (2,041 units) and March 2, 2007 (2,041 units). The value of the remaining 6,122 restricted stock units is $38,140, based on the closing price of our common stock of $6.23 on December 31, 2003.
(3)	We have not granted any stock appreciation rights (SARs) or made any long term incentive payouts.
(4)	Unless otherwise specified, represents matching funds under our 401(k) Plan.
(5)	On December 13, 2001, a stock bonus of 88,600 ordinary shares of Genmab A/S, previously held by us, was awarded to Dr. Drakeman, with an aggregate value of $1,562,723 based on the then fair market value of the Genmab shares of $17.64 per ordinary share on the date of the award.
(6)	Includes $3,400 of matching funds under our 401(k) Plan and reimbursement in the amount of $185,017 for certain relocation expenses.
(7)	Represents Dr. Nichol’s 2002 stated annual salary. Dr. Nichol began employment with us on September 9, 2002, and actually received $90,865 during the year ended December 31, 2002.

Option Grants in 2003.    The following table sets forth information concerning stock options granted during the year ended December 31, 2003, to each of the executive officers named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

	Option Grants in Last Fiscal Year Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Options/SARs Granted (#)(2)	% of Total Options/SARs Granted to Employees in Fiscal Year		Exercise or Base Price ($/Share)(3)	Expiration Date

						5%	10%
Donald L. Drakeman	107,000 500,000	2.1 10.0	% %	$2.80 7.16	3/5/2013 10/13/2013	$188,417 2,251,443	$477,485 5,705,598
Christian S. Schade	150,000 15,000 200,000	3.0 0.3 4.0	% % %	6.33 6.33 7.16	10/13/2010 1/10/2011 10/13/2013	597,135 59,714 900,577	1,513,258 151,326 2,282,239
Nils Lonberg	25,000 200,000	0.5 4.0	% %	6.33 7.16	1/10/2011 10/13/2013	99,523 900,577	252,210 2,282,239
Geoffrey M. Nichol	200,000	4.0%		7.16	10/13/2013	900,577	2,282,239
W. Bradford Middlekauff	40,000 25,000 200,000	0.8 0.5 4.0	% % %	6.33 6.33 7.16	4/5/2010 1/10/2011 10/13/2013	159,236 99,523 900,577	403,536 252,210 2,282,239

(1)	The “potential realizable value” shown will be achieved only if the options have been held for the full term of the option and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 2003. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of our stock or of the stock price.
(2)	All vested options may be exercised at any time before the expiration date so long as employment with us continues; provided, however, that the options may be exercised within twelve months after the death of the optionee or three months after the termination of the optionee’s employment as the result of disability. We have granted no SARs under the Plans.
(3)	All grants were made at 100% of the fair market value of our common stock as of the date of grant.

Aggregate Option Exercises in 2003 and 2003 Fiscal Year-End Option/SAR Values.    The following table presents the number and value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 2003, distinguishing between options that are exercisable and those that are not exercisable.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values(1)

	Shares Acquired on Exercise (#)	Value Realized(2) ($)	Number of Unexercised Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($)(3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald L. Drakeman	—	$—	1,180,250	868,750	$1,916,860	$—
Christian S. Schade	—	—	309,792	405,208	—	—
Nils Lonberg	—	—	406,083	372,917	732,500	—
Geoffrey M. Nichol	—	—	200,000	200,000	61,250	134,750
W. Bradford Middlekauff	—	—	192,083	372,917	—	—

(1)	All options were granted at 100% of fair market value on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have us withhold shares otherwise issuable under the option with a fair market value equal to such obligations.
(2)	Fair market value of underlying securities at exercise minus the exercise price.
(3)	Based upon the last reported sale price of our common stock on the NASDAQ National Market of $6.23 on December 31, 2003.

Other than pursuant to the deferred compensation program under the Company’s 2001 Stock Option Plan, we have not deferred payment of any cash compensation payable to our executive officers for services rendered during the last fiscal year. None of our executive officers received compensation not reported in the Summary Compensation Table, other than pursuant to the Plans, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

Employment and Consulting Agreements

In January 2004, we entered into employment agreements with Dr. Donald L. Drakeman, our President and Chief Executive Officer, and each of our five (5) Senior Vice Presidents. Except with respect to base salaries, all of these agreements contain essentially the same terms and conditions. The agreements expire on January 4, 2007, and are automatically renewed for successive one-year terms unless we or the respective officer elect not to renew. If the agreement is not renewed by us, the officer is entitled to one (1) year’s severance pay, subject to reduction if such officer finds alternative employment during that period. The agreement contains covenants not to compete during the term of the agreement. If we terminate the officer’s employment without cause, such officer is entitled to two (2) full years’ severance pay. In the event of a change in control of Medarex, such officer has the right to terminate the agreement on 30 days’ written notice to us. In such event, we will pay the officer an amount equal to three (3) full years’ salary and bonus. The officer has the right to resign voluntarily upon giving us 90 days’ prior notice.

Effective December 31, 2003, Michael A. Appelbaum resigned his position as Executive Vice President of the Company and as an officer or employee of the Company’s subsidiaries in connection with his retirement from employment with the Company. Mr. Appelbaum is currently a member of the Company’s Board of Directors, and his retirement will not change that relationship.

In connection with his retirement, Mr. Appelbaum received $62,339, representing accrued compensation owed to him under his employment agreement. In addition, Mr. Appelbaum’s stock options will continue to vest so long has he continues to serve as a director of the Company. Mr. Appelbaum will not receive any additional compensation from the Company other than any compensation or benefits he may receive as a director of the Company.

We have no other employment or consulting agreements with any of our executive officers or directors.

Certain Relationships and Related Transactions

Genmab A/S

In February 1999, we and a group of unrelated third party investors formed Genmab, a Danish biotechnology company, to develop and commercialize a portfolio of fully human antibodies derived from our HuMAb-Mouse® technology. Initially, the investor group invested approximately DKK 35.4 million or $5.3 million (based on the then current exchange rate of $1.00 = DKK 6.73), and received approximately 44% of Genmab’s share capital. At the same time, we contributed a license to our human antibody technology for producing antibodies to particular targets in exchange for comparable consideration of approximately 44% of Genmab’s share capital. During Genmab’s initial 12 months of operation, the investor group invested on additional DKK 49.0 million or $7.0 million (based on the then current exchange rate of $1.00 = DKK 6.99) for additional equity in Genmab. In connection therewith, we expanded our license to provide Genmab with broader rights to our human antibody technology in exchange for further equity, thereby maintaining our level of ownership in Genmab’s share capital. Specifically, in exchange for equity, we granted Genmab 16 fully paid-up commercial licenses for antibody products. In addition, in May 2000, Genmab completed a private placement in which it received approximately DKK 321.0 million or $38.4 million (based on the then current exchange rate of $1.00 = DKK 8.35) from the original investor group and additional new investors. In connection therewith, we made an additional cash investment of $18.0 million in order to maintain our approximate 44% ownership interest in Genmab. In August 2000, we received additional equity in connection with the Genomics Agreement (as described below) valued at $2.0 million (based upon the recently completed private placement), representing payment for the first year, which increased our equity interest in Genmab to approximately 45%.

In August 2000, we entered into a binding memorandum of understanding, or the Genomics Agreement, with Genmab, pursuant to which we granted Genmab rights to market our transgenic mouse technologies for multi-target (five or more targets) genomics partnerships to certain pharmaceutical and biotechnology companies whose headquarters are located in Europe. Under the terms of the Genomics Agreement, Genmab may market our human antibody technology (a) for large multi-target (five or more targets) partnerships to any European based company except for: (i) certain Medarex partners, including Novartis, Merck KGaA, Schering, Aventis Behring, Immuno-Design Molecules S/A, or IDM, and Scil Biomedicals GmbH; and (ii) any European based pharmaceutical company with worldwide revenues in excess of $1 billion in 1999, provided, however, that Genmab may market our human antibody technology to Sanofi/Synthélabo and Boehringer Ingelheim, and (b) for non-large multi-target (less than five targets) partnerships, to any company worldwide. We also have the right to participate in Genmab’s large multi-target (five or more targets) partnerships, thereby sharing in certain costs and commercial benefits. We retain all rights to market our technology to companies headquartered outside of Europe and to all companies for non-large multi-target (less than five targets) partnerships in Europe. Certain license fees, milestones and royalties due to us under our previously existing agreement with Genmab were reduced. The Genomics Agreement also provides that, under certain circumstances, we must negotiate in good faith to manufacture antibodies for Genmab’s partnerships.

In addition, under the terms of the Genomics Agreement, we granted Genmab an option to receive certain rights in Europe with respect to the development and commercialization of up to four antibody products we may obtain through our agreement with Eos Biotechnology, Inc., which was acquired by Protein Design Labs., Inc. in 2003. Finally, the Genomics Agreement grants Genmab certain rights to access technologies acquired by us from Biosite Incorporated and Kirin Brewery Co., Ltd.

The Genomics Agreement has an initial term of five years with a right exercisable by Genmab to extend the term for an additional two years. For each year of the agreement and during the term of any extension, we will receive $2.0 million per year from Genmab. At Genmab’s option, these amounts may be paid in either cash or capital stock. During each of the years ended December 31, 2001, 2002 and 2003, the Company recognized $2.0 million of revenue from this agreement.

In September 2000, we entered into an amended agreement, or the Amended Genomics Agreement, with Genmab, pursuant to which we agreed to assign to Genmab 100% of our economic interest in each product we jointly develop with Oxford GlycoSciences plc, or a Medarex/OGS product, and sell in Europe, and 50% of our economic interest in each Medarex/OGS product sold outside of North America and Europe. We retained 100% of our economic interest in Medarex/OGS products to be sold in North America. Oxford GlycoSciences plc, or OGS, was subsequently acquired by Celltech Group plc, or Celltech. Under the terms of the Amended Genomics Agreement, if a Medarex/OGS product is intended to be sold only in Europe, Genmab will reimburse us for 100% of our research, development, manufacturing and commercialization expenses associated with such product. If the Medarex/OGS product is to be sold only in North America, Genmab will not be obligated to reimburse us for any such expenses. In all other cases, Genmab will reimburse us for 50% of such expenses. In addition, we sold one-half of our equity interest in OGS to Genmab for $2.5 million, which was our original cost of such equity interest. In 2002, the value of our remaining interest in OGS was written down to approximately $0.2 million due to a decline in its fair value, which was considered to be “other than temporary.” In June 2003, we exchanged our remaining equity interest in OGS for approximately $0.3 million in cash in connection with the acquisition of OGS by Celltech.

In October 2000, Genmab became a publicly listed company on the Copenhagen Stock Exchange. As a result of raising the equivalent of $187.0 million (based on the then current exchange rate) and subsequent investments in Genmab by other parties, our ownership interest in Genmab has been reduced to approximately 32%. We currently account for our investment in Genmab under the equity method of accounting.

In June 2001, we entered into a collaboration agreement with Genmab to develop a certain product candidate. Under the agreement, each party is responsible for a portion of the costs associated with the pre-clinical and clinical development of the product candidate. Each party is also entitled to a portion of the commercialization rights and any royalties.

On December 13, 2001, a stock bonus of 88,600 ordinary shares of Genmab A/S, previously held by us, was awarded to Dr. Drakeman, with an aggregate value of $1,562,723 based on the then fair market value of the Genmab shares of $17.64 per ordinary share on the date of the award.

During the year ended December 31, 2003, we recognized sales, contract and license revenue from Genmab of approximately $5.3 million. In addition, we paid Genmab approximately $0.6 million for certain product development activities in connection with our June 2001 collaboration as well as for expenditures made in connection with other unrelated research and development activities.

Until August 1, 2000, Genmab’s President and Chief Executive Officer, Dr. Lisa N. Drakeman, was our Senior Vice President—Head of Business Development. Dr. Lisa N. Drakeman currently has a consulting agreement with us. Under the terms of such consulting agreement, Dr. Lisa N. Drakeman will provide us with up to two days per month of consulting services. As compensation for her services under this consulting agreement, Dr. Lisa N. Drakeman was granted a stock option to purchase 10,000 shares of our common stock at an exercise price equal to the market price of our common stock as of the date of grant. Dr. Lisa N. Drakeman owns 30,000 shares of our common stock. Additionally, each of two of Dr. Lisa N. Drakeman’s adult children living in the same household owns 15,536 shares of our common stock. In addition, Dr. Lisa N. Drakeman has fully vested options to purchase an additional 278,000 shares of our common stock at an average weighted exercise price of $6.55 per share. Dr. Lisa N. Drakeman beneficially owns approximately 3.5% of Genmab’s outstanding share capital. Dr. Lisa N. Drakeman is married to our President and Chief Executive Officer, Dr. Donald L. Drakeman, who beneficially owns less than 0.4% of Genmab’s outstanding share capital.

Mr. Irwin Lerner, the Chairman of our Board of Directors and a member of certain committees of our Board of Directors, is also a director of Genmab. In connection with his position on the board of directors of Genmab, Mr. Lerner has been awarded warrants to purchase 60,000 shares of Genmab’s capital stock at a weighted average exercise price of 99.75 Danish Kroner (DKK).

Until August 2001, Genmab’s Chief Scientific Officer, Dr. Jan G. J. Van de Winkel, was the Vice President and Scientific Director of Medarex Europe, our wholly-owned subsidiary incorporated in The Netherlands. Dr. Van de Winkel currently has a consulting agreement with us. Under the terms of such consulting agreement, Dr. Van de Winkel will provide us with consulting services for up to two days per month. As compensation for such services, on August 1, 2000, Dr. Van de Winkel was granted options to purchase 60,000 shares of our common stock, at an exercise price equal to $37.41 per share.

Dr. Ernst Schweizer, who was President of Medarex Europe until January 1, 2002, is also a director of Genmab. Dr. Schweizer is currently Head of Business Development at Genmab. In connection with his position on the board of directors of Genmab, Dr. Schweizer has been awarded options to purchase 55,000 shares of Genmab’s capital stock at an average weighted exercise price of DKK 56.75. Dr. Schweizer was employed as a consultant to Medarex until January 1, 2003, when his consulting agreement terminated.

Eos Biotechnology, Inc. (Protein Design Labs, Inc.)

We have entered into a collaboration with Eos Biotechnology, Inc., or Eos, to develop and commercialize genomics-derived, antibody-based therapeutic products, which was restructured in January 2003. In September 2000, we purchased shares of preferred stock of Eos for an aggregate purchase price of $2.5 million as part of a $27.5 million private offering by Eos. In April 2003, Eos was acquired by Protein Design Labs, Inc. (“PDL”). As a result, in April 2003, we received 113,719 shares of PDL common stock in exchange for our shares of Eos.

Prior to the April 2003 acquisition, Dr. Frederick B. Craves, a member of our Board, was a member of the board of directors of Eos. BCC Acquisition I LLC beneficially owns approximately 4.9% of our common stock and is an affiliate of The Bay City Capital Fund I, L.P., which, along with related entities, owned an equity interest in the capital stock of Eos. Dr. Craves, a member of our Board of Directors, is a principal of Bay City Capital LLC, an affiliate of The Bay City Capital Fund I, L.P., which is one of the members of BCC Acquisition I, LLC.

Immuno-Design Molecules, S.A.

In July 2000, we entered into an agreement with Immuno-Design Molecules, S.A., or IDM, a privately held French biotechnology company, whereby we licensed to IDM certain of our technologies in exchange for equity units in IDM, consisting of common stock and warrants to purchase convertible debt of IDM. As a result of this transaction, we recorded a gain from the transfer of the technology of approximately $40.5 million (based on an independent valuation). In October 2000, we made an additional equity investment in IDM of approximately $5.2 million which was part of a $41.5 million private placement by IDM which brought our equity position in IDM to approximately 9%. In the event that we exercise certain warrants held by us to purchase convertible or redeemable bonds of IDM and such bonds are converted or redeemed, our equity position in IDM would be approximately 26%. These warrants are exercisable between September 2002 and September 2010, and such bonds may be converted or redeemed within six months of such exercise. As part of this transaction, we waived our existing rights to acquire the commercialization rights in North America to certain of IDM’s technology in targeted immunotherapy. We have also entered into a separate collaboration with IDM involving the use of our human antibody technology for the generation of fully human antibodies. Under the terms of this collaboration, we could receive research payments, license fees, milestone payments and royalties. Mr. Michael Appelbaum, who is also a member of our Board of Directors, was our representative on the board of directors of IDM through December 31, 2003. He was replaced as of January 1, 2004, by Dr. Donald L. Drakeman, our President and Chief Executive Officer and a member of our Board.

FibroGen, Inc.

In July 1998, we entered into a Research and Commercialization Agreement with FibroGen, Inc., or FibroGen, a privately held company, whereby FibroGen obtained rights to our fully human monoclonal antibody technology to develop and commercialize therapeutic antibodies against certain targets, in exchange for research fees, license fees, and milestones and royalty payments with respect to products developed and commercialized by FibroGen. Dr. Julius A. Vida, a member of our Board of Directors, is also a member of the board of directors of FibroGen.

Incyte Genomics, Inc.

In September 2001, we entered into a Collaboration Agreement with Incyte Genomics, Inc., or Incyte, a publicly traded company, to develop and commercialize novel therapeutics produced through the application of our fully human monoclonal antibody technology against targets identified by Incyte. Dr. Frederick B. Craves, a member of our Board of Directors, is also a member of the board of directors of Incyte.

Oxford GlycoSciences plc (Celltech Group plc)

In November 2001, we entered into a Collaboration Agreement with Oxford GlycoSciences plc, a publicly traded company, to develop and commercialize novel therapeutics produced through the joint application of our fully human monoclonal antibody technology and Oxford GlycoSciences’ proprietary proteomics technology for high-throughput protein analysis and target validation. As part of this agreement, we made a $5.0 million equity investment in Oxford GlycoSciences and immediately sold one-half of this equity interest to Genmab for $2.5 million. Dr. Donald L. Drakeman, our President and Chief Executive Officer and a member of our Board of Directors, was a member of the board of directors of Oxford GlycoSciences until April 2003. In 2002, the value of our remaining interest in OGS was written down to approximately $0.2 million due to a decline in its fair market value, which was considered to be “other than temporary.” In June 2003, we exchanged our remaining equity interest in OGS for approximately $0.3 million in cash in connection with the acquisition of OGS by Celltech Group plc.

STOCK PRICE PERFORMANCE GRAPH

The following Stock Price Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this Stock Price Performance Graph by reference therein.

The graph and table below compare the cumulative total shareholder return (stock price appreciation plus reinvested dividends, if any) on an annual basis for our common stock against the cumulative total returns on the NASDAQ Stock Market Index (U.S.) and a peer group we selected for the period from December 31, 1998 through December 31, 2003. The peer group consists of the following biotechnology companies: Abgenix, Inc.; Imclone Systems, Inc.; Protein Design Labs, Inc.; Xoma Corporation; Cytogen Corporation; Immunogen, Inc.; NeoRx Corporation; and Immunomedics, Inc. The relevant information with respect to the peer group was furnished by Research Data Group.

	12/98	12/99	12/00	12/01	12/02	12/03
MEDAREX, INC.	100.00	1,228.89	2,688.70	1,185.01	260.62	411.06
NASDAQ STOCK MARKET (U.S.)	100.00	192.96	128.98	67.61	62.17	87.61
PEER GROUP	100.00	371.90	781.68	615.94	146.95	341.78

The above graph and table assume $100 invested on December 31, 1998, with all dividends reinvested, in each of our common stock, the peer group and the NASDAQ Stock Market Index (U.S.).

Equity Compensation Plan Information

The following table presents information as of December 31, 2003, about our compensation plans under which shares of Company stock have been authorized.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	10,958,382	$8.33	2,791,213
Equity compensation plans not approved by security holders:	671,212	$8.10	603,877

Total:	11,629,594	$8.32	3,395,090

Equity Compensation Plans Not Approved by Shareholders

The following is a summary of the Company’s equity compensation plans, adopted by the Board without the approval of the Company’s shareholders, which were in effect as of December 31, 2003.

Except as described below, the material provisions of the 2000 Non-Director/Officer Employee Stock Option Plan (the “2000 Plan”), the 2001 Non-Director/Officer Employee Stock Option Plan (the “2001 Plan”) and the 2002 New Employee Stock Option Plan (the “2002 Plan”) are substantially similar to each other.

•	The total number of shares available for distribution under the 2000 Plan, the 2001 Plan and the 2002 Plan is 300,000, 500,000 and 500,000 shares, respectively, and the total number of shares with respect to which awards may be granted for any one participant in any calendar year is 200,000 shares.

•	Under the 2000 Plan and the 2001 Plan, all employees and consultants of the Company and its subsidiaries except for any employee or consultant who is also a director or executive officer of the Company and its subsidiaries are eligible to be granted awards. Under the 2002 Plan, only employees of the Company and its subsidiaries who have not previously been an employee or director of the Company and its subsidiaries are eligible to be granted awards as an inducement essential to that person’s entering into employment with the Company and its subsidiaries.

•	ISOs may not be granted under the 2000 Plan, the 2001 Plan or the 2002 Plan.

•	Under the 2000 Plan, the 2001 Plan and the 2002 Plan, the Compensation and Organization Committee may delegate to management the right to grant awards with respect to up to 50,000 shares to any one participant without any further action by the Compensation and Organization Committee.

•	The termination dates for the 2000 Plan, the 2001 Plan and the 2002 Plan are January 25, 2010, January 23, 2011 and July 23, 2012, respectively.

The above description is qualified in its entirety by reference to the 2000 Plan, the 2001 Plan and the 2002 Plan, each of which was filed as an exhibit to a Form S-8 covering each such plan filed by the Company on February 8, 2001, February 8, 2001 and January 28, 2002, respectively.

Option Repricing Information

The following table shows certain information concerning the repricing of options received during the last ten years by each of the executive officers named in the Summary Compensation Table. The repricing resulted from the named executive officers participation in the September 2003 stock option exchange offer described herein.

Ten Year Option/SAR Repricings

Name	Date	Number of Securities Underlying Options/ SARs Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)		Exercise Price at Time of Repricing or Amendment ($)		New Number of Options	New Exercise Price ($)		Length of Original Option Term Remaining at Date of Repricing or Amendment
Christian S. Schade Senior Vice President and Chief Financial Officer	09/08/03 09/08/03	300,000 30,000	$ $	6.57 6.57	$ $	45.20 27.81	150,000 15,000	$ $	6.33 6.33	7.1 years 7.3 years
Dr. Nils Lonberg Senior Vice President and Scientific Director	09/08/03	50,000		$6.57		$27.81	25,000		$6.33	7.3 years
W. Bradford Middlekauff Senior Vice President, General Counsel and Secretary	09/08/03 09/08/03	80,000 50,000	$ $	6.57 6.57	$ $	26.00 27.81	40,000 25,000	$ $	6.33 6.33	6.6 years 7.3 years

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends a vote FOR Proposal 2.

The Board has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the Board’s selection of Ernst & Young LLP as our independent auditors. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Independent Auditors’ Fees

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2003 and 2002, by Ernst & Young LLP (“E&Y”), the Company’s independent auditors. Certain amounts from fiscal year 2002 have been reclassified to conform to new presentation requirements:

	Fiscal Year Ended December 31,
	2003	2002
	(in thousands)
Audit fees	$278	$208
Audit-related fees	43	41
Tax fees	98	111
All other fees	—	—

Total fees	$419	$370

Audit fees represent the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements for the year ended December 31, 2003, reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for 2003 and professional services rendered in connection with SEC filings.

Audit related fees represent professional services rendered in connection with an employee benefit plan audit as well as accounting consultations.

Tax fees represent domestic and international tax planning and compliance services.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s policy provides for pre-approval of audit, audit-related and tax services specifically prescribed by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Any decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by E&Y is compatible with maintaining E&Y’s independence.

OTHER MATTERS

General

The Board knows of no other matters to come before the annual meeting, other than that which is set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Medarex, Inc. shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Medarex, Inc., ATTN: Jean Mantuano, Associate Director, Corporate Communications, 707 State Road, Princeton, New Jersey 08540 or contact Laura Choi, Associate Director, Investor Relations at (609) 430-2880. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Expenses of Solicitation

The cost of soliciting proxies will be borne by us, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. We will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one (1) copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material. Certain of our directors, officers and employees, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, telegraph, facsimile or personal interview.

Annual Report

Our 2003 Annual Report to Shareholders (which includes financial statements for the fiscal year ended December 31, 2003) accompanies this Proxy Statement but is not to be deemed part of this Proxy Statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC is available to shareholders without charge upon written request to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540 to the attention of W. Bradford Middlekauff, Senior Vice President, General Counsel and Secretary.

By Order of the Board of Directors

W. Bradford Middlekauff Senior Vice President, General Counsel and Secretary

April 9, 2004

APPENDIX A

Medarex, Inc. Board of Directors

Audit Committee Charter

Organization and Membership

This charter governs the operations of the Audit Committee (the “Committee”) of Medarex, Inc. (the “Company”). The membership of the Committee shall be appointed by the Company’s Board of Directors (the “Board”) based on the recommendations of the Nominating and Corporate Governance Committee and shall be comprised of at least three directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”), The Nasdaq Stock Market, Inc. (“Nasdaq”) and any other applicable regulatory requirements. At least one member shall be an “audit committee financial expert” as defined by the Commission. Committee members shall serve until their successors shall be duly elected and qualified and may be replaced by the Board at any time.

The Committee chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time.

The Committee may form and delegate authority to subcommittees or to individual Committee members when appropriate.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. From time to time, as it deems appropriate, the Committee shall meet with the Company’s management and independent auditors in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. As part of its job to foster open communications among Committee members, the Committee shall meet in separate executive sessions during each of its four regularly scheduled meetings to discuss any matters that the Committee believes should be discussed privately.

Minutes of each meeting will be kept and distributed to each member of the Committee and the Secretary of the Company. Such minutes will also be made available to any member of the Board who is not a member of the Committee upon the request of such member.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling the Board’s oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to (i) the integrity of Company’s financial statements and the financial reporting process, (ii) the systems of internal accounting and financial controls, (iii) the performance of the Company’s internal audit function and independent auditors, (iv) the annual independent audit of the Company’s consolidated financial statements, and (v) the independent auditors’ qualifications and independence. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the Company’s management and the independent auditors. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other outside experts for this purpose. The Committee shall have authority to require that any of the Company’s personnel, counsel, independent auditors or financial advisors, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States and applicable rules and regulations. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Committee shall consult with management but shall not delegate these responsibilities.

The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

•	Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work. The independent auditor shall report directly to the Committee.

•	Have the sole authority to review in advance, and grant any appropriate pre-approvals of, (i) all auditing services to be provided by the independent auditors, and (ii) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Exchange Act (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit), and in connection therewith to approve all fees and other terms of engagement. The Committee shall also review and approve disclosures required to be included in the Company’s periodic reports filed with the Commission under Section 13(a) of the Exchange Act with respect to non-audit services.

•	The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

•	Have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

•	Make regular reports to the Board.

•	The Committee shall review, on at least an annual basis, this Charter and the scope of the responsibilities of this Committee. Any proposed changes shall be referred to the full Board for appropriate action.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•	The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors.

•	At least annually, the Committee shall review and recommend to the Board the selection of the Company’s independent auditors. The Committee shall obtain and review a report from the independent auditors at least annually regarding: (i) the independent auditors’ internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (iii) all relationships between the independent auditors and Company.

•	On an annual basis, the Committee shall evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management.

•	On an annual basis, the Committee shall review and discuss with the independent auditors all relationships the independent auditors have with the Company in order to evaluate the independent auditors’ continued independence. The Committee shall: (i) ensure that the independent auditors submit to the Committee on an annual basis a written statement (consistent with the applicable accounting and auditing standards then in effect) delineating all relationships and services that may impact the objectivity and independence of the independent auditors; (ii) discuss with the independent auditors any disclosed relationship or services that may impact the objectivity and independence of the independent auditors; and (iii) satisfy itself as to the independent auditors’ independence.

•	The Committee shall ensure that the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit rotate off the Company’s audit engagement after five (5) years. The Committee shall: recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company to ensure that no such person may be hired by the Company in a financial oversight role for a period of at least one year from the date such person ceased to be a member of the Company’s audit engagement team.

•	The Committee shall discuss with the independent auditors the overall scope and plans for their audits, including the adequacy of staffing.

•	The Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls, including the Company’s major financial risk exposures, the Company’s system to monitor and manage business risk and legal, regulatory and ethical compliance programs and the Company’s compliance with such system and programs.

•	The Committee shall meet with the independent auditors, with and without management present, to discuss the matters required to be discussed by the applicable accounting and auditing standards then in effect relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management and the results of the examinations.

•	The Committee shall discuss with the independent auditors issues on which the national office was consulted by the Company’s audit team and matters of audit quality and consistency.

•	The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States.

•

The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including the Committee’s judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States.

•	The Committee shall review and discuss with management and the independent auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

•	The Committee shall discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	The Committee shall review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within accounting principles generally accepted in the United States that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

(c)	Other material written communication between the independent auditors and management such as any management letter or schedule of unadjusted differences.

•	The Committee shall discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	The Committee shall discuss with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	The Committee shall discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	The Committee shall review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the each Form 10-K and Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding fraud, violations of securities laws, accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding such matters.

•	The Committee shall discuss with management, the independent auditors and outside counsel, if appropriate, any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies and discuss with the Company’s General Counsel and outside counsel, if appropriate, legal matters that may have a material impact on the Company’s financial statements or the Company’s compliance policies.

•	The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

VOTE BY TELEPHONE OR INTERNET

QUICK ***EASY ***IMMEDIATE

MEDAREX, INC.

Voting by telephone or Internet is quick, easy and immediate. As a Medarex, Inc. shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 8:00 p.m., Eastern Daylight Time, on Tuesday, May 18, 2004.

To Vote Your Proxy by Internet www.continentalstock.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone

1 (800) 293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ATTACHED CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail

Mark, sign and date your proxy card, detach it and return it in the postage-paid envelope provided.

? FOLD AND DETACH HERE AND READ THE REVERSE SIDE ?

PROXY Please mark your votes X like this

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The following matters have been proposed by the Company:

1. The election of two Class III Directors each to serve for a FOR WITHHOLD term to expire in 2007: nominee(s) AUTHORITY to vote

listed for nominee(s)

Nominees: Mr. Irwin Lerner, Dr. Julius A. Vida

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).

________________________________________________

FOR AGAINST ABSTAIN

2. The ratification of the appointment of Ernst &

Young LLP as independent auditors for the

current fiscal year.

3. In their discretion, to vote upon such other business as may properly come before the Annual Meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR”

ITEMS 1 AND 2.

YES NO

I plan to attend the meeting.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature: Signature: Dated: , 2004

Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners must sign. Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.

? FOLD AND DETACH HERE AND READ THE REVERSE SIDE ?

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 19, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints DONALD L. DRAKEMAN and CHRISTIAN S. SCHADE and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of Medarex, Inc. held of record by the undersigned on March 22, 2004, at the Annual Meeting of Shareholders to be held on May 19, 2004, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Annual Meeting dated April 9, 2004, as follows:

(Continued, and to be marked, dated and signed, on the other side)